HOLLAND&HART

April 23, 2010

Baby Fox International, Inc.
89 Xinbang Road, Suite 302-B5
Shanghai, Minhang District

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special Nevada counsel for Baby Fox International, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of the resale of up to 868,262 shares of Common Stock, par value $0.001 per share (the "Common Stock") of the Company, all shares of which are to be offered and sold, if at all, by certain stockholders of the Company (the "Selling Stockholders").

We have reviewed and are familiar with (a) the Company's Articles of Incorporation, as amended, and Bylaws, (b) a certificate of an officer of the Company representing certain matters in connection with the original issuance of the Common Stock, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and legally issued by the Company and are fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

Holland & Hart LLP